Exhibit 4.2

Description of Diamond Offshore Drilling, Inc.’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

As of the end of the fiscal year covered by the Annual Report on Form 10-K of which this exhibit is part, Diamond Offshore Drilling, Inc., a Delaware corporation (which we refer to as the “Company,” “we,” “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (or the Exchange Act): common stock, par value $0.0001 per share (or common stock). The following contains a description of our common stock, as well as certain other related information. This description is a summary only and does not purport to be complete and is qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation (or certificate of incorporation), our Third Amended and Restated Bylaws (or bylaws), and the applicable provisions of the Delaware General Corporation Law (or DGCL). We encourage you to read the complete text of our certificate of incorporation and our bylaws, which have been filed or incorporated by reference as exhibits to our Annual Report on Form 10-K. References to “stockholders” refer to holders of our common stock, unless the context otherwise requires.

General

Our certificate of incorporation provides that the Company is authorized to issue 800,000,000 shares of capital stock, consisting of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (or preferred stock). All outstanding shares of the Company’s common stock are duly authorized, validly issued, fully paid and nonassessable.

Common Stock

Voting Rights

Subject to such preferential rights as may be granted by the Company’s board of directors (or Board) in connection with the future issuance of preferred stock, holders of common stock are entitled to one vote for each share held on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or provided in the certificate of incorporation, at any annual or special meeting of stockholders, the holders of shares of common stock shall have the right to vote on all matters properly submitted to a vote of the stockholders.

Under our bylaws, except as otherwise provided by our certificate of incorporation, (i) subject to the rights of the holders of any preferred stock, in connection with the election of directors, a plurality of the votes cast will be sufficient to elect a director and (ii) except as otherwise provided by our bylaws, the rules or regulations of any stock exchange applicable to the Company, or applicable law or pursuant to any regulation applicable to the Company or its securities, each other matter duly presented to stockholders will be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

Amendment of Certain Certificate of Incorporation Provisions

Amendments to certain provisions of our certificate of incorporation regarding preferred stock, our Board, meetings of stockholders and action by written consent, limitations of director liability, business combinations, indemnification, competition and corporate opportunities, choice of forum, severability and interpretation of our certificate of incorporation, and the amendment of our certificate of incorporation require the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Conversion, Redemption and Preemptive Rights

Holders of shares of common stock have no exchange, conversion or preemptive rights and such shares are not subject to redemption.

Liquidation Rights

Subject to the rights and preferences of any then-outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Company, the funds and assets of the Company that may be legally distributed to the Company’s stockholders will be distributed among the holders of the then outstanding shares of common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Dividend Rights

Subject to the rights of any then-outstanding series of preferred stock, the holders of shares of common stock may receive dividends out of funds legally available therefor when, as and if declared by our Board in accordance with applicable law.

No Sinking Fund

The shares of common stock have no sinking fund provisions.

Preferred Stock

Our certificate of incorporation authorizes up to 50,000,000 shares of preferred stock. The Company may issue preferred stock in one or more series from time to time, with each such series to consist of such number of shares and to have such powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, if any, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by our Board. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the Company’s shares of common stock until the Board determines the specific rights of the holders of any series of preferred stock of the Company. However, these effects might include, among others:

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restricting dividends on the common stock;
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diluting the voting power of the common stock;
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impairing the liquidation rights of the common stock; and
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delaying or preventing a change of control of the Company.

The purpose of authorizing the Board to determine these rights, powers and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of our then-existing stockholders.

The foregoing description of certain general terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, the applicable provisions of the DGCL and the certificate of designation that relates to the particular series of preferred stock.

Certain Anti-Takeover Considerations

Some provisions of Delaware law, our certificate of incorporation and our bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of the Company by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing or delaying changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares of the common stock.

Number, Election and Removal of Directors

The Board consists of eight members, which may be increased from time to time by resolution adopted by a majority of the Board. The directors of the Company are classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors served for a term that expired at the first annual meeting of the stockholders following April 23, 2021 (or the Effective Date), which was held on January 21, 2022; the initial Class II directors will serve for a term expiring at the second annual meeting of the stockholders following the Effective Date; and the initial Class III directors will serve for a term expiring at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders of the Company beginning with the first annual meeting of stockholders following the Effective Date, the successors of the class of directors whose term expired or expires at that meeting were or will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Subject to the rights of any then-outstanding series of preferred stock, the Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote in the election of directors.

Calling Special Meetings of Stockholders

Our certificate of incorporation provides that special meetings of stockholders may be called only by or at the direction of the majority of the Board, the Chairperson of the Board or the Chief Executive Officer or President of the Company. Stockholders of the Company do not have the right to call special meetings.

Action by Stockholders Without a Meeting

Our certificate of incorporation provides that any action to be taken by our stockholders must be effected at an annual or special meeting and may not be effected by any consent in writing of such stockholders.

Amendments to the Bylaws

Our bylaws may be altered, amended or repealed by the Board. Our bylaws may also be altered, amended or repealed by the affirmative vote of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote generally in the election of directors.

Advance Notice Provisions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder nominations or proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder nominations or proposals relating to an annual meeting must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the one-year anniversary of the immediately preceding annual meeting of stockholders. Our bylaws specify in detail the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. Our bylaws also describe certain criteria for when stockholder-requested meetings need not be held.

Newly Created Directorships and Vacancies on the Board of Directors

Subject to the rights of any then-outstanding series of preferred stock, any vacancies on the Board or newly created directorships resulting from any increase in the number of directors will be filled by the vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more then-outstanding series of preferred stock), and will not be filled by the stockholders.

Authorized but Unissued Shares

Under Delaware law, the Company’s authorized but unissued shares of common stock are available for future issuance without stockholder approval. The Company may use these additional shares of common stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or the Court of Chancery) (or, if the Court of Chancery lacks jurisdiction over such action or proceeding, then the federal district court for the District of Delaware or other state courts of the State of Delaware), and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws or the certificate of incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for any action brought under the Securities Act of 1933, as amended, and the Exchange Act.

Cumulative Voting

Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our certificate of incorporation does not authorize cumulative voting.

Registration Rights Agreement

Pursuant to our plan of reorganization in connection with our emergence from bankruptcy (or the Plan), on the Effective Date, we entered into a registration rights agreement (or the Registration Rights Agreement) with certain parties who received shares of our common stock under the Plan (or the RRA Shareholders). The RRA Shareholders exercised their right under the Registration Rights Agreement to require us to file a shelf registration statement and we filed and subsequently amended a registration statement to register the shares of common stock owned by the RRA Shareholders that became effective on June 17, 2022. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods.

The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Registration Rights Agreement, which was filed as Exhibit 10.5 to our Current Report on Form 8-K filed on April 29, 2021.

Warrants

On the Effective Date, in connection with our emergence from bankruptcy, our new organizational documents became effective authorizing the issuance of shares of common stock representing 100% of the equity interests in the

Company as reorganized on the Effective Date in accordance with the Plan (or the New Diamond Common Shares). Also on the Effective Date, and pursuant to the Plan, we entered into a warrant agreement (or the Warrant Agreement) with Computershare Inc., a Delaware corporation, and Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent, which provides for the issuance of an aggregate of 7.5 million five-year warrants with no Black Scholes protection (or the Emergence Warrants). The Emergence Warrants have an exercise period of five years and are exercisable into 7% of the New Diamond Common Shares measured at the time of the exercise, subject to dilution. The Emergence Warrants are initially exercisable for one New Diamond Common Share per Emergence Warrant at an exercise price of $29.22 per Emergence Warrant (as may be adjusted from time to time pursuant to the Warrant Agreement). The exercise of the Emergence Warrants would dilute the interests of the existing holders of our common stock.

The foregoing description of the Warrant Agreement and the Emergence Warrants is not complete and is qualified in its entirety by reference to the Warrant Agreement, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed on April 29, 2021.

Trading Market and Ticker Symbol

Our common stock is listed on the New York Stock Exchange under the symbol “DO.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Inc.